List of Subsidiaries of Merchants Bancorp

Subsidiary	Organized Under the Laws of:
Ash Realty Holdings, LLC	Indiana
Farmers-Merchants Bank of Illinois	Illinois
MBI Midtown West, LLC	Indiana
MCI Colonial Park, LLC	Indiana
MCI Governor Square, LLC	Indiana
Merchants Asset Management, LLC	Delaware
Merchants Bank of Indiana (also d/b/a Merchants Mortgage)	Indiana
Merchants Capital Corp.	Indiana
Merchants Capital Investments, LLC	Indiana
Merchants Capital Servicing, LLC	Delaware
Merchants Mortgage, Inc.	Indiana
Natty Mac Funding, Inc.	Indiana
OneTrust Funding, Inc.	Indiana
PR Mortgage Investment, LP	Delaware
PR Mortgage Investment Management, LLC	Delaware
PRMIGP, LLC	Delaware
RMF Holdings, LLC	Indiana